Exhibit 28 Consolidated Schedule P

Schedule P - Part 1 OLD REPUBLIC INTERNATIONAL CORPORATION CONSOLIDATED - GRAND TOTAL - ($ in thousands) (a)

Premiums were				Allocated		Unallocated		Loss		# of			Total Loss
earned & Losses	Premiums	Loss	Salvage	Loss Expense		Loss Expense		& Loss Expense		Claims Out-	Unpaid	Unpaid Loss	& Loss Expense	2007
incurred	Earned	Payments	Received	Payments	Ratio	Payments	Ratio	Payments	Ratio	standing	Losses	Expense	Incurred	Ratio

Prior	$11,394,659	$6,768,734	$363,908	$889,396	13.14%	$349,750	5.17%	$8,007,880	70.28%	XXX	$557,381	$78,798	$8,644,059	75.86%
1998	867,430	590,870	39,382	67,749	11.47%	46,621	7.89%	705,240	81.30%	XXX	21,139	2,763	729,142	84.06%
1999	815,115	570,626	42,505	49,934	8.75%	60,484	10.60%	681,044	83.55%	XXX	20,745	2,060	703,849	86.35%
2000	812,907	512,372	34,353	55,125	10.76%	55,877	10.91%	623,374	76.68%	XXX	33,405	4,562	661,341	81.36%
2001	940,884	554,053	30,714	55,820	10.07%	53,375	9.63%	663,248	70.49%	XXX	40,018	5,732	708,998	75.35%
2002	1,103,127	522,686	33,855	55,904	10.70%	57,279	10.96%	635,869	57.64%	XXX	57,608	9,279	702,756	63.71%
2003	1,288,949	549,578	40,981	47,873	8.71%	56,781	10.33%	654,232	50.76%	XXX	110,292	15,793	780,317	60.54%
2004	1,509,312	597,882	46,844	48,637	8.13%	65,368	10.93%	711,887	47.17%	XXX	196,072	31,685	939,644	62.26%
2005	1,661,684	554,884	47,693	35,149	6.33%	74,247	13.38%	664,280	39.98%	XXX	358,429	55,720	1,078,429	64.90%
2006	1,747,339	521,200	45,842	23,181	4.45%	80,835	15.51%	625,216	35.78%	XXX	532,397	80,651	1,238,264	70.87%
2007	2,005,354	384,764	25,860	6,347	1.65%	52,793	13.72%	443,904	22.14%	XXX	900,140	148,999	1,493,043	74.45%
Totals	$24,146,760	$12,127,649	$751,937	$1,335,115	11.01%	$953,410	7.86%	$14,416,174	59.70%	XXX	$2,827,626	$436,042	$17,679,842	73.22%

(a) Prepared in accordance with the 2007 guidelines set by the NAIC.